EXHIBIT 5.1

April 21, 2006

Staktek Holdings, Inc.

8900 Shoal Creek Blvd.

Austin, TX 78757

Re:        Staktek Holdings, Inc. 2006 Equity Based Compensation Plan

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the actions taken and proposed to be taken by Staktek Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of up to 800,000 shares of its Common Stock issuable pursuant to the Staktek Holdings, Inc. 2006 Equity-Based Compensation Plan (the “Plan”) adopted by the Company’s Board of Directors.

I have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as I have deemed necessary or appropriate in order to give the opinion expressed herein. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. In addition, I have relied, to the extent I deem such reliance proper, upon such certificates of public officials and officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, it is my opinion that the Common Stock referred to above has been duly authorized by the Company and, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/ Stephanie Lucie
Stephanie Lucie
Senior Vice President, General Counsel and Secretary